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                                                                   EXHIBIT 10.16

[HSBC LOGO]

          Corporate & Institutional Banking - International Division L9

Ref:

     CONFIDENTIAL
     NDP Fabrics Ltd (previously known as NNL Fabrics Ltd)
     I/F Novel Industrial Building
     850-870 Lal Chi Kok Road
     Cheung Sha Wan
     Kowloon

                                                                   27 March 2002

     Attention: Mr Peter Leung/ Mr Vincent Chan

     Dear Sirs

     BANKING FACILITIES
     A/C NO 534-320429

     With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below and subject to the satisfactory completion of the security below. These facilities are also subject to review at any time and, in any event by 15 March 2003, and subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

                                                                           Limit
     COMBINED IMPORT/EXPORT FACILITIES                           HKD50,000,000,-

     Documentary Credit to your suppliers and Loan
     Facilities in other HK dollars or foreign currency
     (from time to time published by the Bank on the board rates) for up to 90 days, less any usance/credit periods granted by your suppliers and/or D/P bills purchased.

     Within which
     Goods under your control and/or Trust Receipt             (HKD50,000,000.-)
     Receipts and/or D/A bills purchased up to 90 days.

     Interest on your HK Dollar Import Loans will continue to be charged on a daily basis at our best lending rate (currently 5.125% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

     Interest on Foreign Currency Import Loans and Export financed bills will continue to be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates, subject to fluctuation at our discretion and payable monthly in arrears to the debit of your current account.

                                                                           .../2

THE HONGKONG AND SHANGHAL BANKING CORPORATION LIMITED
Hong Kong Main Office: I Queen's Road
Central, Hong Kong
Tel: 2822 1111 Fax:
[ILLEGIBLE]
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NDP Fabrics Ltd                                                    27 March 2002

                                      -2-

We, may at our sole and absolute discretion, refuse to follow drawings under the facilities if the drawee is considered by us to be unacceptable and/or if the transaction in question does not meet our operational requirements in respect of these facilities.

We also confirm our agreement to the following concessionary rates applicable to your facilities:-

DC Opening Commission and Commission in Lieu of Exchange

On 1st USD50,000          -       1/4%
USD50,001 - USD 100,000  -       1/16%
Balance in excess         -      1/32%

                                                                           Limit
REVOLVING HIBOR LOAN FACILITIES                                  HKD30,000,000.-
                                                                        (NOTE 1)
Interest on the loan will continue to be charged at 0.75% over 1, 2 or 3 months HIBOR (Hong Kong Interbank Money Market Offer Rate) payable at the end of each interest period to the debit of your current Account. Interest shall be calculated on actual days elapsed in a year of 365 days for HKD loan.

The applicable HIBOR will be that quoted by us at or about 11:00 a.m. on the date of drawdown / rollover.

                                                                           Limit
OVERDRAFT FACILITIES                                                    (NOTE 1)

Interest on the overdraft facility will continue to be charged on daily balances at our best lending rate, (currently 5.125% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

A commitment fee of 0.25% per annum will continue to be charged daily on the undrawn balance of your overdraft facility and will be payable monthly in arrears to the debit of your current account.

NOTE 1:-

The overall limit of the Revolving HIBOR Loan Facilities are switchable to HKD Overdraft Facilities.

General conditions for the utilisation of the HIBOR Loan Facilities:-

a) 24 hours advance notice of drawdown / rollover is to be given to us for HIBOR facilities respectively. Once a quotation has been given and accepted by you, we will thereupon be bound to make, and you will thereupon be bound to accept, any advance on the terms so agreed.

 b)  Each drawdown / rollover to be for periods of 1,2 or 3 months.

                                                                           .../3
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NDP Fabrics Ltd                                                    27 March 2002

c)   Each initial drawdown must be for HKD1,000,000.- and   thereafter in
     multiples of HKD1,000,000.8.

d) At the end of an interest period the amount of the drawing may be rolled over either in one or two or more amounts (providing such amounts are in multiples of HKD1,000,000.- with a minimum drawdown, of HKD1,000,000.-) for further periods of 1, 2 or 3 months.

e) With our prior approval, (which will not be withheld, provided we are satisfied that the funds utilised are generated from your internal resources, out of cash flow rather than from external refinancing) during an interest period any amount of outstanding load may, with 48 hours advance notice to us, be repaid subject to the usual charges (i.e. the differential between the return we would have received had such amount run to maturity and the return we are able to obtain by the placing of the funds repaid for the remainder of the period in the marker).

 f) We reserve the right to renegotiate the HIBOR interest spreads should any event occur which changes the basis on which HIBOR interest margins are presently calculated.

Please note that Loans Section in our Mongk ok District Commercial Banking Centre is responsible for the administration of HIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Mrs Johanne Lain on telephone number 2390-1575.

SECURITY
As security, we continue to hold a Corporate Guarantee in our favour for HKD80,000,000.- from Novel Denim Holdings Limited together with a certified copy of a Board Resolution dated 7 February 2002.

ACCRUAL OF INTEREST AND OTHER SUMS
Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

DISCLOSURE OF INFORMATION
Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

SECTION 83 Of THE BANKING ORDINANCE
Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise as in writing.

                                                                           .../4

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NDP Fabrics Ltd                                                    27 March 2002

ACCEPTANCE
Please arrange for the authorised signatories of your company, in accordance with the terms of the mandates given to the Bank, to sign and return to us before 17 April 2002 the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted.

We are pleased to be of continued assistance.

Yours faithfully

/s/ Roddy K W Lau
Roddy K W Lau
Global Relationship Manager

Encl

                                                         For and on behalf of
                                                         NDP FABRICS LIMITED

                                                                     [ILLEGIBLE]
                                                         -----------------------
                                                         Authorised Signature(s)